Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin EVP of Finance and Administration (603) 880-9500 Robert Fusco Investor Relations (603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Caps Record Year with 12.6 Percent Surge in Q4

Same-Store Sales, Raises Earnings Forecast

NASHUA, N.H., February 5, 2004—Specialty retailer Brookstone, Inc. (Nasdaq: BKST), capping a record year and buoyed by strong customer demand for its products throughout the Holidays and into January, today announced that same-store sales for the fourth quarter ended January 31, 2004, climbed 12.6 percent over the same period last year.

Total sales for the 13-week period jumped 18.3 percent to $219.1 million, compared to $185.2 million in the fourth quarter of 2002. Sales in Direct Marketing rose 26.6 percent to $38.1 million on a 41 percent increase in circulation.

For the 52-week period ended January 31, 2004, Brookstone total sales surged 15.5 percent to $434.2 million, compared to $375.9 million last year, while same-store sales for fiscal year 2003 climbed 11.2 percent over 2002. Direct Marketing sales rose 15.3 percent to a record $75.7 million, on a 19.9 percent increase in circulation.

Based on its strong performance in the fourth quarter and throughout the year, Brookstone raised its earnings forecast for what will be a record year for profitability.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony credited the Company’s success on several factors, including: A strong product assortment; a compelling new award winning store design the Company rolled out nationally this year; a highly targeted circulation expansion of the Brookstone catalog that drove incremental revenue among all sales channels; and a steadfast adherence to relying on quality and value instead of discounts and gimmicks to generate sales.

“Brookstone enjoyed solid sales growth throughout the year, accentuated by our 12.6 percent same-store sales increase during the Holiday shopping season—a trend that gathered additional steam in January as customers sought our unique line of products,”

Mr. Anthony said.

“We experienced successful new product penetration across all categories, and all of our sales channels—stores, catalog and Internet—delivered record performances throughout the year. As in years past, Brookstone stood apart from the competition and generated strong sales not by slashing prices, but by offering high quality, innovative and relevant products that resonate with our customers and deliver healthy margins to our bottom line.”

Mr. Anthony continued: “Our New Store Design, incorporated in all of our new and remodeled stores this year, performed extremely well and delivered same-store sales at levels above the chain as a whole. In 2004, we plan to open approximately 20 new stores and remodel 10 stores, all in this successful new design format. We are also pleased with the performance of our Gardeners Eden brand, which recorded a double-digit same-store sales increase over 2002.”

“Additionally, in 2003 we leveraged our Brookstone catalog and Internet site (www.brookstone.com) to generate significant incremental sales in our retail stores.”

Mr. Anthony concluded: “Because of our strong performance in all facets of our business throughout 2003, Brookstone is raising the forecast for year-end earnings, to a range of between $1.27 to $1.28 per diluted share, an increase of up to 38 percent over the $0.93 per diluted share the Company earned in 2002.”

Brookstone, Inc. is a specialty retailer that operates 270 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalog titles—Brookstone, Hard-to-Find Tools and Gardeners Eden—as well as e-commerce web sites at http://www.brookstone.com/ and http://www.gardenerseden.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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